Exhibit 5.1

90 Park Avenue

New York, NY 10016

212-210-9400

Fax: 212-922-3995

www.alston.com

Matthew W. Mamak	Direct Dial: 212-210-1256	Email: matthew.mamak@alston.com

February 10, 2017

Advaxis, Inc.
305 College Road East
Princeton, NJ 08540

Re:	Registration Statement on Form S-3

Gentlemen:

We are acting as counsel to Advaxis, Inc., a Delaware corporation (the “Company”), in connection with the registration statement (the “Registration Statement”) on Form S-3 filed today by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering $250,000,000 of the Company’s common stock, $0.001 par value per share (the “Shares”), to be issued and sold from time to time pursuant to Rule 415 under the Securities Act ($50,000,000 of the Shares are being sold pursuant to a Controlled Equity OfferingSM Sales Agreement, dated as of February 10, 2017, by and between the Company and Cantor Fitzgerald & Co. (the “Agreement”), pursuant to which the Company may issue and sell the Shares pursuant to the Registration Statement and the accompanying prospectus (the “ATM Shares”)). This opinion is furnished to you at your request in accordance with the requirements of Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

We have examined the Amended and Restated Certificate of Incorporation of the Company, the By-Laws of the Company, records of proceedings of the Board of Directors of the Company (the “Board of Directors”), or committees thereof, and records of proceedings of the stockholders, deemed by us to be relevant to this opinion letter and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Atlanta • Beijing • Brussels • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Washington, D.C.

February 10, 2017

Based upon and subject to the foregoing, we are of the opinion that:

With respect to any shares of Common Stock to be offered by the Company pursuant to the Registration Statement (the “Offered Common Shares”), (i) when the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act, (ii) when an appropriate prospectus supplement with respect to the Offered Common Shares has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder, (iii) if the Offered Common Shares are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Offered Common Shares has been duly authorized, executed and delivered by the Company and the other parties thereto, (iv) when the Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Offered Common Shares, the consideration to be received therefor and related matters, (v) when the terms of the issuance and sale of the Offered Common Shares have been duly established in conformity with the Amended and Restated Certificate of Incorporation and the Restated Bylaws so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and (vi) when certificates in the form required under the Delaware General Corporation Law (the “DGCL”) representing the Offered Common Shares are duly executed, countersigned, registered and delivered upon payment of the agreed upon consideration therefor, the Offered Common Shares, when issued and sold in accordance with the applicable underwriting agreement, or any other duly authorized, executed and delivered valid and binding agreement, will be duly authorized, validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.001 per share of Common Stock.

In addition, based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that the ATM Shares, when issued by the Company out of the Company’s duly authorized Common Stock and issued and delivered by the Company against payment therefor as contemplated by the Agreement, on terms approved by the pricing committee of the Board of Directors of the Company, will be duly and validly issued, fully paid and non-assessable.

The opinion set forth herein is limited to the DGCL, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting the foregoing, and federal laws of the United States of America to the extent referred to specifically herein. We do not express any opinion herein concerning any other laws. We are not engaged in the practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinion contained herein. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

February 10, 2017

No opinion may be implied or inferred beyond the opinion expressly stated in the paragraphs above. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP

By:	/s/ Matthew W. Mamak
Matthew W. Mamak
Partner